Exhibit 10.1

Navient Corporation

Executive Severance Plan for Senior Officers

Effective May 1, 2014.

ARTICLE 1

NAME, PURPOSE AND EFFECTIVE DATE

1.01. Name and Purpose of Plan. The name of this plan is the Navient Corporation Executive Severance Plan for Senior Officers (“Plan”). The purpose of the Plan is to provide compensation and benefits to certain senior level officers of Navient Corporation (the “Corporation”) and its affiliates upon employment termination.

1.02. Effective Date. The effective date of the Plan is May 1, 2014. The compensation and benefits payable under the Plan are payable upon certain employment terminations that occur after the effective date of this Plan.

1.03. Employment Contracts Govern; Change in Control Severance Plan. To the extent that an Eligible Officer is a party to an employment or other contract or agreement that provides for any severance payments upon such Eligible Officer’s termination of employment with the Corporation or any of its subsidiaries, then that contract or agreement governs, and not this Plan. Upon the expiration of such contract or agreement, this Plan will govern. In addition, an Eligible Officer shall not be entitled to receive benefits more than once under this Plan as a result of holding titles with multiple entities with the Corporation and the group of companies under common control with the Corporation. In addition, to the extent that the Change in Control Severance Plan for Senior Officers provides for severance payments upon an Eligible Officer’s termination of employment with the Corporation or any of its subsidiaries, then that Plan will govern, and not this Plan.

1.04. ERISA Status. This Plan is intended to be an unfunded plan that is maintained primarily to provide severance compensation and benefits to a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974 (“ERISA”), and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.

ARTICLE 2

DEFINITIONS

The following words and phrases have the following meanings unless a different meaning is plainly required by the context:

2.01. “Average Bonus” means the annualized performance bonus compensation calculated under this Plan for the rolling 24-month period immediately prior to the Eligible Officer’s Termination Date, including as a full month the month during which the Termination Date occurs. Only bonuses paid or payable under the Corporation’s annual management incentive plan will be used for purposes of calculating Average Bonus under this Plan; any other bonus payments will be disregarded. An example of a calculation of the Average Bonus portion of a Severance Payment according to the Plan is attached hereto as Exhibit A. For purposes of calculating Average Bonus under this Plan for the current fiscal year, the Eligible Officer’s base salary and target bonus at the Termination Date will be used and the Corporate performance scores from all completed quarters during the relevant portion of the fiscal year will be used. Notwithstanding anything to the contrary herein, if an Eligible Officer has fewer than 24 months of employment with the Corporation as of his or her Termination Date, then “Average Bonus” means the annualized performance bonus compensation calculated as described above but prorated for the portion of the rolling 24 month period that is represented by the time from the Eligible Officer’s date of hire to the Eligible Officer’s Termination Date. An example of a calculation of the Average Bonus portion of a Severance Payment according to the previous sentence is attached hereto as Exhibit B. An Eligible Officer who was employed by SLM Corporation or its affiliates on April 30, 2014, and who has been continuously employed by the Corporation or its affiliates from and after April 30, 2014, shall have his service as an employee of SLM Corporation or its affiliates, and any performance bonus compensation paid during that period of service, included for purposes of this Section 2.01.

2.02. “Base Salary” means the annual base rate of compensation payable to an Eligible Officer at the time of a Termination Event, such annual base rate of compensation not reduced by any pre-tax deferrals under any tax-qualified plan, non-qualified deferred compensation plan, qualified transportation fringe benefit plan under Code Section 132(f), or cafeteria plan under Code Section 125 maintained by the Corporation, but excluding the following: incentive or other bonus plan payments, accrued vacation, commissions, sick leave, holidays, jury duty, bereavement, other paid leaves of absence, short-term disability payments, recruiting/job referral bonuses, severance, hiring bonuses, long-term disability payments, payments from a nonqualified deferred compensation plan maintained by the Corporation, or amounts paid on account of the exercise of stock options or on account of the award or vesting of restricted or performance stock or other stock-based compensation.

2.03. “Board of Directors” means the Board of Directors of Navient Corporation.

2.04. “For Cause” means a determination by the Committee (as defined herein) that there has been a willful and continuing failure of an Eligible Officer to perform substantially his duties and responsibilities (other than as a result of Eligible Officer’s death or Disability) and, if in the judgment of the Committee such willful and continuing failure may be cured by an Eligible Officer, that such failure has not been cured by an Eligible Officer within ten (10) business days after written notice of such was given to Eligible Officer by the Committee, or that Eligible Officer has committed an act of Misconduct (as defined below). For purposes of this Plan, “Misconduct” means: (a) embezzlement, fraud, conviction of a felony crime, pleading guilty or nolo contendere to a felony crime, or breach of fiduciary duty or deliberate disregard of the Corporation’s Code of Business Code; (b) personal dishonesty of Eligible Officer materially injurious to the Corporation; (c) an unauthorized disclosure of any Proprietary Information; or (d) competing with the Corporation while employed by the Corporation or during the Restricted Period, in contravention of the non-competition and non-solicitation agreements substantially in the form provided in Exhibit C upon termination of employment.

2.05. “Termination of Employment For Good Reason” means: (a) a material reduction in the position or responsibilities of the Eligible Officer not including a change in title only; (b) a reduction in Eligible Officer’s Base Salary or a material reduction in Eligible Officer’s compensation arrangements (provided that variability in the value of stock-based compensation or in the compensation provided under the Navient Corporation 2014 Omnibus Incentive Plan or a successor plan will not be deemed to cause a material reduction in compensation); or (c) a relocation of the Eligible Officer’s primary work location to a distance of more than seventy-five (75) miles from its location. If an Eligible Officer continues his or her employment with the Corporation for more than six months after the occurrence of an event described above that constitutes a Termination for Good Reason, then the Eligible Officer shall be deemed to have given his or her consent to such event and the Eligible Officer shall not be eligible for a Severance Payment under this Plan as a result of that event and shall be deemed to have waived all rights in regard to such event.

2.06. “Termination Date” means the Eligible Officer’s last date of employment with the Corporation.

2.07. “Termination of Eligible Officer’s Employment Without Cause” means termination of an Eligible Officer’s employment by the Corporation for any reason other than “For Cause” or on account of death or disability, as defined in the Corporation’s long-term disability policy in effect at the time of termination (“Disability”).

ARTICLE 3

ELIGIBILITY AND BENEFITS

3.01. Eligible Officers. Officers of Navient Corporation and its wholly-owned subsidiaries with the corporate title of Senior Vice President or above are eligible for benefits under this Plan (each an “Eligible Officer”).

3.02. Severance Benefits. (a) An Eligible Officer will be entitled to receive a severance payment (“Severance Payment”) and continuation of medical, dental and vision insurance benefits and outplacement services, all as provided herein, after any of the following events (each a “Termination Event”): (I) Termination of Employment for Good Reason, provided that if such termination is on account of a decision to resign due to clause (a) of the definition of “Termination by Eligible Officer For Good Reason,” such Eligible Officer continues his or her employment for a transition period mutually agreed to by the Corporation and the Executive Officer or (II) upon a Termination of Eligible Officer’s Employment Without Cause or (III) upon mutual agreement of the Corporation and an Eligible Officer.

(b) The amount of the Severance Payment will equal the sum of the Eligible Officer’s Base Salary plus the Eligible Officer’s Average Bonus times a multiplier plus a cash payment equal to the Eligible Officer’s target annual bonus amount for the year in which the Termination Date occurs, such target bonus amount to be prorated for the full number of months in the final year that the Eligible Officer was employed by the Corporation. The multiplier for Eligible Officers with the title of Chief Executive Officer will be two (2). The multiplier for all other Eligible Officers will be one (1). Contingent upon signing the Confidential Agreement and Release, the Severance Payment will be made to the Eligible Officer in a single lump sum cash payment within forty-five (45) calendar days after the Eligible Officer’s Termination Date. Notwithstanding anything to the contrary herein, in no event shall a Severance Payment paid to an Eligible Officer hereunder exceed the Eligible Officer’s Base Salary plus incentive bonus multiplied by three (the “Payment Limit”), and if a Severance Payment hereunder were to exceed such amount, then such payment shall be reduced to the highest amount that does not exceed the Payment Limit.

(c) For eighteen (18) months (or twenty-four (24) months if the Eligible Officer is the Chief Executive Officer) following the Eligible Officer’s Termination Date, the

Eligible Officer and his or her eligible dependents or survivors will be entitled to continue to participate in any medical, dental and vision insurance plans generally available to the senior management of the Corporation, as such plans may be in effect from time to time on the terms generally applied to actively employed senior management of the Corporation, including any Eligible Officer cost-sharing provision; provided that if the Corporation determines it cannot provide such continued coverage without potentially violating applicable law, the Corporation shall in lieu thereof provide to the Eligible Officer a taxable monthly payment in an amount equal to the portion of the monthly premium that the Corporation would otherwise be required to pay under this Section 3.02(c) to continue the Eligible Officer’s coverage by such medical, dental and vision benefit plans (based on the premium for the first month of coverage following the Eligible Officer’s Termination Date), which payment will commence in the month following the month in which the Eligible Officer’s Termination Date occurs and end on the final day of the applicable continuation period described in this Section 3.02(c). An Eligible Officer and his or her eligible dependents will cease to be covered under the foregoing medical, dental and/or vision insurance plans (or, if taxable medical payments are being provided as described above, will cease to receive such payments) if he or she becomes eligible to obtain coverage under medical, dental and/or vision insurance plans of a subsequent employer.

(d) An Eligible Officer will be entitled to receive outplacement services from the Corporation or the Corporation’s service provider(s.)

(e) All payments and benefits provided under this Section 3.02 are conditioned on the Eligible Officer’s continuing compliance with this Plan and the Eligible Officer’s execution (and effectiveness) of a release of claims and covenant not to sue and non-competition and non-solicitation agreements substantially in the form provided in Exhibit C hereto.

3.03. Section 409A. Notwithstanding anything herein to the contrary, to the extent that the Committee determines, in its sole discretion, that any payments or benefits to be provided hereunder to or for the benefit of an Eligible Officer who is also a “specified employee” (as such term is defined under Section 409A(a)(2)(B)(i) of the Code or any successor or comparable provision) would be subject to the additional tax imposed under Section 409A(a)(1)(B) of the Code or any successor or comparable provision, the commencement of such payments and/or benefits will be delayed until the earlier of (x) the date that is six months following the Termination Date or (y) the date of the Eligible Officer’s death (such date is referred to herein as the “Distribution Date”). In the event that the Committee determines that the commencement of any of the benefits or payments to be provided under Section 3.02(c) are to be delayed pursuant to the preceding sentence, the Corporation will require the Eligible Officer to bear the full cost of such benefits until the Distribution Date at which time the Corporation will reimburse the Designated Employee for all such costs.

ARTICLE 4

COMMITTEE

4.01. Committee. The Plan will be administered by the Employee Benefits Fiduciary Committee, appointed by and serving at the pleasure of the Board of Directors and consisting of at least three (3) officers of the Corporation (the “Committee”).

4.02. Powers. The Committee will have full power, discretion and authority to interpret, construe and administer the Plan and any part hereof, and the Committee’s interpretation and construction hereof, and any actions hereunder, will be binding on all persons for all purposes. The Committee will provide for the keeping of detailed, written minutes of its actions. The Committee, in fulfilling its responsibilities may (by way of illustration and not of limitation) do any or all of the following:

(i) allocate among its members, and/or delegate to one or more other persons selected by it, responsibility for fulfilling some or all of its responsibilities under the Plan in accordance with Section 405(c) of ERISA;

(ii) designate one or more of its members to sign on its behalf directions, notices and other communications to any entity or other person;

(iii) establish rules and regulations with regard to its conduct and the fulfillment of its responsibilities under the Plan;

(iv) designate other persons to render advice with respect to any responsibility or authority pursuant to the Plan being carried out by it or any of its delegates under the Plan; and

(v) employ legal counsel, consultants and agents as it may deem desirable in the administration of the Plan and rely on the opinion of such counsel.

4.03. Action by Majority. The majority of the members of the Committee in office at the time will constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee will be by the vote of the majority at any meeting or by written instrument signed by the majority.

ARTICLE 5

CLAIM FOR BENEFITS UNDER THIS PLAN

5.01. Claims for Benefits under this Plan. A condition precedent to receipt of severance benefits is the execution of an unaltered release of claims in form and substance prescribed by the Corporation. If an Eligible Officer believes that an individual should have been eligible to participate in the Plan or disputes the amount of benefits under the Plan, such individual may submit a claim for benefits in writing to the Committee within sixty 60 days after the individual’s termination of employment. If such claim for benefits is wholly or partially denied, the Committee will within a reasonable period of time, but no later than 90 days after receipt of the written claim, notify the individual of the denial of the claim. If an extension of time for processing the claim is required, the Committee may take up to an additional 90 days, provided that the Committee sends the individual written notice of the extension before the expiration of the original 90-day period. The notice provided to the individual will describe why an extension is required and when a decision is expected to be made. If a claim is wholly or partially denied, the denial notice: (1) will be in writing, (2) will be written in a manner calculated to be understood by the individual, and (3) will contain (a) the reasons for the denial, including specific reference to those plan provisions on which the denial is based; (b) a description of any additional information necessary to complete the claim and an explanation of why such information is necessary; (c) an explanation of the steps to be taken to appeal the adverse determination; and (d) a statement of the individual’s right to bring a civil action under section 502(a) of ERISA following an adverse decision after appeal. The Committee will have full discretion consistent with their fiduciary obligations under ERISA to deny or grant a claim in whole or in part. If notice of denial of a claim is not furnished in accordance with this section, the claim will be deemed denied and the claimant will be permitted to exercise his rights to review pursuant to Sections 5.02 and 5.03.

5.02. Right to Request Review of Benefit Denial. Within 60 days of the individual’s receipt of the written notice of denial of the claim, the individual may file a written request for a review of the denial of the individual’s claim for benefits. In connection with the individual’s appeal of the denial of his benefit, the individual may submit comments, records, documents, or other information supporting the appeal, regardless of whether such information was considered in the prior benefits decision. Upon request and free of charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim.

5.03. Disposition of Claim. The Committee will deliver to the individual a written decision on the claim promptly, but not later than 60 days after the receipt of the individual’s written request for review, except that if there are special circumstances which require an extension of time for processing, the 60-day period will be extended to 120 days; provided that the appeal reviewer sends written notice of the extension before the expiration of the original 60-day period. If the appeal is wholly or partially denied, the denial notice will: (1) be written in a manner calculated to be understood by the individual, (2) contain references to the specific plan provision(s) upon which the decision was based; (3) contain a statement that, upon request and free of charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and (4) contain a statement of the individual’s right to bring a civil action under section 502(a) of ERISA.

5.04. Exhaustion. An individual must exhaust the Plan’s claims procedures prior to bringing any claim for benefits under the Plan in a court of competent jurisdiction. No lawsuit shall be brought against the Plan, the Committee or the Corporation after 60 days from receipt of the final decision on a claim appeal.

ARTICLE 6

MISCELLANEOUS

6.01. Successors. (a) Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Corporation’s business and/or assets, or all or substantially all of the business and/or assets of a business segment of the Corporation will be obligated under this Plan in the same manner and to the same extent as the Corporation would be required to perform it in the absence of a succession.

(b) This Plan and all rights of the Eligible Officer hereunder will inure to the benefit of, and be enforceable by, the Eligible Officer’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.02. Creditor Status of Eligible Officers. In the event that any Eligible Officer acquires a right to receive payments from the Corporation under the Plan, such right will be no greater than the right of any unsecured general creditor of the Corporation.

6.03. Facility of Payment. If it will be found that (a) an Eligible Officer entitled to receive any payment under the Plan is physically or mentally incompetent to receive such payment and to give a valid release therefor, and (b) another person or an institution is then maintaining or has custody of such Eligible Officer, and no guardian, committee, or other representative of the estate of such person has been duly appointed by a court of competent jurisdiction, the payment may be made to such other person or institution referred to in (b) above, and the release will be a valid and complete discharge for the payment.

6.04. Notice of Address. Each Eligible Officer entitled to benefits under the Plan must file with the Corporation, in writing, his post office address and each change of post office address. Any communication, statement or notice addressed to such Eligible Officer at such address will be deemed sufficient for all purposes of the Plan, and there will be no obligation on the part of the Corporation to search for or to ascertain the location of such Eligible Officer.

6.05. Headings. The headings of the Plan are inserted for convenience and reference only and shall have no effect upon the meaning of the provisions hereof.

6.06. Choice of Law. The Plan shall be construed, regulated and administered under the laws of the Commonwealth of Virginia (excluding the choice-of-law rules thereto), except that if any such laws are superseded by any applicable Federal law or statute, such Federal law or statute shall apply.

6.07. Construction. Whenever used herein, a masculine pronoun shall be deemed to include the masculine and feminine gender, a singular word shall be deemed to include the singular and plural and vice versa in all cases where the context requires.

6.08. Termination; Amendment; Waiver. (a) Prior to the occurrence of a Termination Event, the Board of Directors, or a delegated Committee of the Board, may amend or terminate the Plan at any time and from time to time. Termination or amendment of the Plan will not affect any obligation of the Corporation under the Plan which has accrued and is unpaid as of the effective date of the termination or amendment. Unless and until a Termination Event shall have occurred, an Eligible Officer shall not have any vested rights under the Plan or any agreement entered into pursuant to the Plan.

(b) From and after the occurrence of a Termination Event, no provision of this Plan shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Eligible Officer and by an authorized officer of the Corporation (other than the Eligible Officer). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Notwithstanding anything herein to the contrary, the Board of Directors may, in its sole discretion, amend the Plan (which amendment shall be effective upon its adoption or at such other time designated by the Board of Directors) at any time prior to a Termination Event as may be necessary to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Code; provided, however, that any such amendment shall be implemented in such a manner as to preserve, to the greatest extent possible, the terms and conditions of the Plan as in existence immediately prior to any such amendment.

6.09. Whole Agreement. This Plan contains all the legally binding understandings and agreements between the Eligible Officer and the Corporation pertaining to the subject matter thereof and supersedes all such agreements, whether oral or in writing, previously entered into between the parties.

6.10. Withholding Taxes. All payments made under this Plan will be subject to reduction to reflect taxes required to be withheld by law.

6.11. No Assignment. The rights of an Eligible Officer to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 6.11 shall be void.